EXHIBIT 99.1

Clearfield, Inc. Reports Fiscal 2013 2nd Quarter Results

Strong Quarter Increases YTD Revenue Growth Rate to 28%

	2nd Quarter	Year to Date
Revenues:	$10,514,000 up 48% from second quarter 2012	$20,780,000 up 28% from first half 2012
Gross Profit:	$4,215,000 up 55% from second quarter 2012	$8,140,000 up 25% from first half 2012
Operating Income:	$949,000 up 546% from second quarter 2012	$1,835,000 up 57% from first half 2012
Net Income per Diluted Share:	$0.04 per diluted share	$0.08 per diluted share

Balance Sheet: $19,518,000 in cash, cash equivalents and investments at March 31, 2013 and no debt.

MINNEAPOLIS, April 25, 2013 (GLOBE NEWSWIRE) -- Clearfield, Inc. (Nasdaq:CLFD), the specialist in fiber management and connectivity platforms for communications providers, today announced results for its second quarter of fiscal year 2013, which ended March 31, 2013.

Revenue for the second quarter 2013 was $10,514,000 in comparison to $7,112,000 for the second quarter 2012, an increase of 48%. Gross profit was $4,215,000 for the second quarter of 2013, in comparison to $2,719,000 for the second quarter of 2012, an increase of 55%. Gross profit percent for the second quarter 2013 was 40.1%, up from 38.2% in second quarter 2012. Operating expenses were $3,266,000 for the second quarter 2013, in comparison to $2,572,000 from the second quarter 2012, an increase of 27%. Operating income was $949,000 for the second quarter of fiscal 2013, up $802,000, or 546%, from $147,000 recorded in the second quarter of 2012. Income tax expense was $427,000 for the second quarter of 2013, an increase of $386,000 from $41,000 recorded in the second quarter of 2012. Net income was $545,000 for the second quarter 2013, compared to net income of $132,000 in the second quarter 2012.

Year to Date Performance

Revenue for the six month period ending March 31, 2013, was $20,780,000 in comparison to $16,277,000 for the comparable period in fiscal 2012, an increase of 28%. Gross profit was $8,140,000 for the six month period ending March 31, 2013, in comparison to $6,514,000, an increase of 25%. Gross profit percent for the period was 39.2% in comparison to 40.0% for the comparable period in 2012. Operating expenses were $6,304,000 for the six month period ending March 31, 2013, in comparison to $5,345,000 in the comparable period in 2012, an increase of 18%. Operating income was $1,835,000 for the six month period ending March 31, 2013, up $667,000, or 57%, from $1,168,000 recorded in the comparable period in 2012. Income tax expense was $793,000 for the six month period ending March 31, 2013, an increase of $703,000 from $90,000 recorded in the comparable period in 2012. Net income was $1,090,000 for the six month period ending March 31, 2013, compared to $1,132,000 for the similar period in 2012.

Orders in Backlog and Select Balance Sheet Highlights

Orders in backlog as of March 31, 2013, totaled $4,630,000 in comparison to $2,003,000 as of December 31, 2012, an increase of 131%, and $3,014,000 as of March 31, 2012, an increase of $1,636,000, or 54%. Cash, cash equivalents and investments at March 31, 2013, totaled $19,518,000 compared to $19,357,000 for the quarter ending September 30, 2012. The Company has no debt.

Commentary - Cheryl Beranek, President & CEO of Clearfield

"Record second-quarter revenue and gross margin dollars were driven by fiber-to-the-home and fiber-to-the-business projects within the U.S. with incremental revenue from emerging international markets. The company also experienced success in meeting the fiber connectivity and management needs associated with the delivery of fiber to the cell tower and antenna.  Strong continued relationships with both our direct customers as well as our distribution channel contributed to the Company's growth.

"While broadband service providers continue to evaluate the uncertainty associated with governmental regulation and economic factors that significantly affected last year's second quarter revenues and continued throughout the 2012 calendar year, there has been some increase in clarity. We see the investment in capital equipment relating to fiber-to-the-home and fiber-to-the-antenna beginning to strengthen."

"Revenues and gross profits were positively affected by a higher percentage of product sales associated with optical component technologies. Our FiberDeep fiber termination process, which enables us to deliver terminated fiber products, such as optical components, with a performance guarantee twice that of the industry standard, is a crucial differentiator of these technologies. In addition, the significant increase in volumes over the previous fiscal year allows the company to better absorb the overhead costs associated with our manufacturing processes."

"The majority of operating expense increases were the results of variable costs associated with compensation initiatives designed to drive our performance.  Approximately $400,000 of our $694,000 operating expense increase was additional sales commissions and accrued incentive costs. In addition, in comparison to the same period last year, the company incurred an increase of approximately $100,000 in non-cash expense associated with previously issued equity grants."

 "As a result of significant project business awarded during the quarter, bookings for the second quarter of 2013 surpassed revenue by $2.9 million, with the company posting a record backlog of $4.6 million.  The Company previously announced that we have entered into a lease agreement that increases manufacturing and warehouse space in our facility by 30%. The Company continues to make controlled investments in inventory to ensure we can continue to provide the quick-turn lead-time our customers demand and deserve. "

"While our balance sheet remains strong with no debt and nearly $20 million in cash, cash equivalents and investments, the Company made investments during the quarter in capital equipment associated with the manufacture of new product offerings and cost reduction initiatives."

"The Company recently announced new pushable fiber technology with the introduction of FieldShield.  FieldShield enhances our product portfolio with a line of fiber microcable, microduct and associated pushable fiber connectors. While yet early in the market, we are positioning the Company for growth with the emerging trends toward micro-trenching fiber direct to the home, business and tower."

"As we reported last quarter, the Company incurred a higher tax expense compared to a year ago as a result of the release of the deferred tax valuation allowance in fiscal 2012. We do not anticipate further changes to the valuation allowance for deferred taxes in fiscal 2013; as a result, our income statement will now reflect increased income tax expense over the fiscal year 2012. A majority of the tax expense has a non-cash effect on the operating cash flow of the business."

About Clearfield, Inc

Clearfield, Inc. (Nasdaq:CLFD) designs, manufactures and distributes fiber optic management products for the communications networks of leading ILECS, CLECs, MSO/cable TV companies and mobile broadband providers. We help service providers solve the Fiber Puzzle, which is how to reduce high costs associated with deploying, managing, protecting and scaling a fiber optic network to deliver the mobile, residential and business services customers want. Based on the patented Clearview™ Cassette, our unique single-architected, modular fiber management platform is designed to lower the cost of broadband deployment and maintenance by consolidating, protecting and distributing incoming and outgoing fiber circuits and enable our customers to scale their operations as their subscriber revenues increase. Headquartered in Plymouth, MN, Clearfield deploys more than a million fiber ports each year.

Forward-Looking Statements

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation the effect of the significant downturn in the U.S. economy on Clearfield's customers; the impact of the American Recovery and Reinvestment Act or any other legislation on customer demand and purchasing patterns; cyclical selling cycles; need to introduce new products and effectively compete against competitive products; dependence on third-party manufacturers and the availability of raw materials and adequacy of inventories, particularly fiber; reliance on key customers; rapid changes in technology; the negative effect of product defects; the need to protect its intellectual property; the impact on its financial results or stock price of its ability to use its deferred tax asset, consisting primarily of net operating loss carryforwards, to offset future taxable income; the valuation of its goodwill and the effect of its stock price, among other factors, on the evaluation of goodwill; and other factors set forth in Clearfield's Annual Report on Form 10-K for the year ended September 30, 2012 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events.

CLEARFIELD, INC.
CONDENSED STATEMENTS OF OPERATIONS
UNAUDITED

	Three Months Ended		Six Months Ended
	March 31		March 31
	2013	2012	2013	2012

Revenues	$10,514,368	$7,112,097	$20,779,730	$16,277,298

Cost of sales	6,299,043	4,392,668	12,640,145	9,763,587

Gross profit	4,215,325	2,719,429	8,139,585	6,513,711

Operating expenses
Selling, general and administrative	3,265,883	2,572,375	6,304,394	5,345,489
Income from operations	949,442	147,054	1,835,191	1,168,222

Interest income	22,836	26,363	48,298	53,545
Income before income taxes	972,278	173,417	1,883,489	1,221,767

Income tax expense	427,000	41,490	793,000	90,241

Net income	$545,278	$131,927	$1,090,489	$1,131,526

Net income per share:
Basic	$0.05	$0.01	$0.09	$0.09
Diluted	$0.04	$0.01	$0.08	$0.09

Weighted average shares outstanding:
Basic	12,503,434	12,331,744	12,489,651	12,315,561
Diluted	12,926,560	12,790,232	12,862,284	12,758,174

CLEARFIELD, INC.
CONDENSED BALANCE SHEETS
UNAUDITED
	March 31, 2013	September 30, 2012
Assets
Current Assets
Cash and cash equivalents	$6,814,133	$5,678,143
Short-term investments	8,443,000	9,107,000
Accounts receivable, net	4,246,997	3,022,636
Inventories	3,742,252	2,971,614
Other current assets	2,055,533	1,965,204
Total current assets	25,301,915	22,744,597

Property, plant and equipment, net	1,565,718	1,107,468

Other Assets
Long-term investments	4,261,000	4,572,000
Goodwill	2,570,511	2,570,511
Deferred taxes –long term	5,620,271	6,498,250
Other	259,796	247,512
Total other assets	12,711,578	13,888,273
Total Assets	$39,579,211	$37,740,338

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$1,918,397	$1,492,294
Accrued compensation	1,399,915	1,470,232
Accrued expenses	22,186	54,268
Total current liabilities	3,340,498	3,016,794

Deferred rent	22,891	37,643
Total Liabilities	3,363,389	3,054,437
Commitment and contingencies	--	--
Shareholders' Equity
Common stock	128,724	124,711
Additional paid-in capital	54,591,089	54,155,670
Accumulated deficit	(18,503,991)	(19,594,480)
Total Shareholders' Equity	36,215,822	34,685,901
Total Liabilities and Shareholders' Equity	$39,579,211	$37,740,338
CONTACT: Cheryl P. Beranek
         Chief Executive Officer and President
         Investor-relations@clfd.net
         763-476-6866